Exhibit 99.5

VOTING AGREEMENT
THIS VOTING AGREEMENT, dated as of November18, 2020 (this “Agreement”), is made between Real Estate Investment Group VII L.P., a Bermuda limited partnership, Real Estate Strategies L.P., a Bermuda limited partnership, and ENFANUR S.A., an Uruguay public limited company (collectively, the “Stockholders”) and Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”).
W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a Convertible Promissory Note and Loan Agreement (the “Loan Agreement”) with SRE FLIGHT INVESTCO 2 LP (the “Lender”);
WHEREAS, as a condition and an inducement to the Company to enter into the Loan Agreement and seek certain stockholder approvals, the Stockholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote their Subject Securities to approve certain proposals described herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:
1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.
“Company Common Shares” shall mean shares of common stock of the Company.
“Company Series E Preferred Shares” shall mean shares of Series E Cumulative Convertible Preferred Stock of the Company.
“Expiration Date” shall mean the earliest to occur of (i) approval of the Proposals by the stockholders of the Company, (ii) the Maturity Date (as defined in the Loan Agreement), or the date that the Lender shall no longer have such rights thereunder, or (iii) the termination of this Agreement by mutual written consent of the parties hereto.
“Permitted Transfer” shall mean, in each case, with respect to the Stockholders, so long as (i) such Transfer is in accordance with applicable law and (ii) the Stockholders are and at all times have been in compliance with this Agreement, any Transfer of Subject Securities by the Stockholders (x) to an affiliate of the Stockholders or (y) to any member of the Stockholder’s or affiliate’s immediate family, or to a trust for the benefit of the Stockholders or affiliate or any member of the Stockholders’ or affiliates’ immediate family, so long as such affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholders and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the Stockholders from their obligations under this Agreement, other than with respect to the Company Common Shares or the Company Series E Preferred Shares transferred in accordance with the foregoing provision.
“Proposals” shall mean:
(i)
to approve the issuance of securities in a subscription rights offering of common stock of the Company in an a number of shares equal to 20% or more of the outstanding shares of common stock of the Company at a price per share that is below the greater of the market price or book value of common stock of the Company, as required by and in accordance with NYSE American Company Guide Rule 713;

(ii)
to approve the issuance of securities pursuant to a backstop investment agreement with certain Stockholders or their affiliates in a subscription rights offering of  common stock of the Company in a number of shares equal to 20% or more of the outstanding shares of common stock of the Company at a price per share that is below the greater of the market price or book value of common stock of the Company, as required by and in accordance with NYSE American Company Guide Rule 713;

(iii)
to approve the issuance of securities in a private offering of  common stock of the Company pursuant to the Loan Agreement or similar loan agreements with Stockholders in an a number of shares equal to 20% or more of the outstanding shares of common stock of the Company at a price per share that is below the greater of the market price or book value of common stock of the Company, as required by and in accordance with NYSE American Company Guide Rule 713; and

(iv)
to approve any change of control that could result from the potential issuance of securities following approval of (i), (ii), (iii) and (iv) above as required by and in accordance with NYSE American Company Guide Rule 713.

“Subject Securities” shall mean, collectively, the Company Common Shares and the Company Series E Preferred Shares and any New Company Shares.
“Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities.
2. Agreement to Retain the Subject Securities.
2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Date, the Stockholders agree, with respect to any Subject Securities owned beneficially or of record by the Stockholders, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.
2.2 Additional Purchases. The Stockholders agree that any Company Common Shares or Company Series E Preferred Shares and other capital shares of the Company that the Stockholders purchase or otherwise acquire or with respect to which the Stockholders otherwise acquire sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New Company Shares”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Common Shares, or the Company Series E Preferred Shares, as applicable.
2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by law, be null and void ab initio.
3. Agreement to Vote and Approve.   Hereafter until the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Stockholders of the Company with respect to the Proposals, the Stockholders shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote 100% of the Company Common Shares, the Company Series E Preferred Shares and any New Company Shares owned beneficially or of record by the Stockholders: (i) in favor of the approval of the Proposals; and (ii) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the approval of the Proposals.
4. Action of Governmental Entity. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Date a governmental entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting (a) the Company from consummating the transactions contemplated by the Proposals or (b) the Stockholders or their affiliates taking any action pursuant to Section 3 hereof, then the obligations of the Stockholders set forth in Section 3 shall be of no force and effect for so long as such order is in effect.
5. Representations and Warranties of the Stockholders. Each of the Stockholders hereby jointly and severally represent and warrant to the Company as follows:
5.1 Due Authority.  Each of the Stockholders has the legal capacity and power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholders and, assuming proper execution and delivery by the Company, constitutes a valid and binding agreement of the Stockholders enforceable against them in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.
5.2 Ownership of the Company Common Shares and the Company Series E Preferred Shares. As of the date hereof, the Stockholders (i) are the beneficial or record owner of the Company Common Shares and the Company Series E Preferred Shares indicated on Schedule A hereto, free and clear of any and all liens, other than those created by this Agreement, as disclosed on Schedule A or as would not reasonably be expected to prevent the Stockholders from performing their obligations under this Agreement, and (ii) has either sole or shared voting power over all of the Company Common Shares and the Company Series E Preferred Shares beneficially owned by the Stockholders. As of the date hereof, the Stockholders do not own, beneficially or of record, any capital stock or other equity interests of the Company other than the Company Common Shares and the Company Series E Preferred Shares set forth on Schedule A. As of the date hereof, the Stockholders do not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of equity interests of the Company or except as set forth on Schedule A.
5.3 No Conflict; Consents.
(a) The execution and delivery of this Agreement by the Stockholders do not, and the performance by the Stockholders of the obligations under this Agreement and the compliance by the Stockholders with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any laws applicable to the Stockholders, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Company Common Shares or the Company Series E Preferred Shares owned beneficially or of record by the Stockholders pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Stockholders are a party or by which any of the Stockholders are bound which would reasonably be expected to materially and adversely affect the Stockholders’ ability to perform their obligations hereunder.
(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any other person, is required by or with respect to the Stockholders in connection with the execution and delivery of this Agreement or the performance by the Stockholders of their obligations hereunder, except such filings as may be required pursuant to the Securities Exchange Act of 1934, as amended or the rules and regulations of the Securities and Exchange Commission.
5.4 Absence of Litigation. As of the date of this Agreement, there is no legal proceeding pending against, or, to the knowledge of the Stockholders, threatened against or affecting, the Stockholders or any of their affiliates or any of their respective properties or assets (including the Company Common Shares or the Company Series E Preferred Shares owned beneficially or of record by the Stockholders) at law or in equity that would reasonably be expected to materially and adversely affect the Stockholders’ ability to perform its obligations hereunder.
6. Further Assurances. From time to time, at the request of the Company and without further consideration, the Stockholders shall take such further action as may reasonably be requested by the Company to carry out the intent of this Agreement.
7. Termination. This Agreement shall terminate and shall have no further force or effect immediately following the Expiration Date.
8. Notice of Certain Events. The Stockholders shall notify the Company promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholders under this Agreement and (b) the receipt by the Stockholders of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.
9. Miscellaneous.
9.1 Notices. Any notice, request, claim, demand and other communications hereunder shall be in writing, shall be deemed to have been given (i) upon confirmation of successful transmission if sent by facsimile transmission or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail on any business day after 5:00 p.m. (Eastern time) shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next business day), or (ii) upon receipt by the receiving party if sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), and shall be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):
if to the Company:

Condor Hospitality Trust, Inc.
1800 W. Pasewalk Avenue, Suite 120
Norfolk, Nebraska 68701
Attention: J. William Blackham
Email: bblackham@trustcondor.com

with a copy (which shall not constitute notice) to:

McGrath North Mullin & Kratz, PC LLO
1601 Dodge Street, Suite 3700
Omaha, Nebraska 68102
Attention: Guy Lawson
Email: glawson@mcgrathnorth.com

if to the Stockholders:

To the addresses for notice set forth on the last page hereof.

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.2 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
9.3  Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
9.4 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
9.5 Entire Agreement. This Agreement (including the exhibits, schedules, annexes and appendices hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
9.6 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
9.7 Counterparts. This Agreement may be executed and delivered (including by facsimile or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.8 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the Company or the Stockholders in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.
9.9 Consent to Jurisdiction.
(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the District of Maryland, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court located in the State of Maryland.
(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Company and the Stockholders agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Loan Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.
9.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.
9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Proposals are consummated, except as otherwise provided in the Loan Agreement.
9.14 Action in Stockholders Capacity Only. No person executing this Agreement (or designee or representative of such person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director, trustee, officer or fiduciary of the Company. The parties acknowledge and agree that this Agreement is entered into by the Stockholders solely in their capacity as the beneficial owners or record holders of Company Common Shares and Company Series E Preferred Shares and nothing in this Agreement shall restrict, limit or affect (or require the Stockholders to attempt to restrict, limit or affect) in any respect any actions taken by the Stockholders or their designees or representatives who are a director, trustee, officer or fiduciary of the Company in their capacity as a director, trustee, officer or fiduciary of the Company. Neither the Stockholders nor any of their designees or representatives shall have any liability under this Agreement as a result of any action or inaction by the Stockholders or their designees or representatives acting in its capacity as an officer, trustee, director or fiduciary of the Company, it being understood that any action taken (or failure to take action) by the Stockholders or their designees or representatives in such capacity shall have no effect on the obligations of the Stockholders under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been validly terminated in accordance with its terms.
9.15 Documentation and Information. The Stockholders consent to and authorizes the publication and disclosure by the Company of the Stockholders’ identities and holdings of the Company Common Shares and the Company Series E Preferred Shares, and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with submitting the Proposals for stockholder approval; provided, that counsel to the Stockholders shall have a reasonable opportunity to review and provide comments on any such press release or other disclosure document (which comments the Company shall consider in good faith). As promptly as practicable, the Stockholders shall notify the Company of any required corrections with respect to any written information supplied by the Stockholders specifically for use in any such disclosure document, if and to the extent the Stockholders become aware that any have become false or misleading in any material respect.
9.16 Additional Agreements.
(a) Section 6 of the Series E Preferred Shares set forth in the Company’s Articles Supplementary dated February 28, 2017 (Articles Supplementary”) requires certain consents of the holders with respect to Company actions with respect to the Proposals, the Loan Agreement, including an Unsolicited Cash Offer (as defined in the Loan Agreement) pursuant to Section 3.9 of the Loan Agreement and the StepStone Rights Grant; provided that such consent shall not apply to any issuance of preferred stock of the Company pursuant to Section 3.9 of the Loan Agreement.  The Stockholders acknowledge and agree that the execution and delivery of this Agreement by the Stockholders shall be deemed such consent by the Stockholders, in their capacity as holders of Company Series E Preferred Shares, provided that such consent shall not apply to any issuance of preferred stock of the Company pursuant to an Unsolicited Cash Offer.
(b) The Stockholders hereby waive their preemptive rights that might apply with respect to the Proposals to purchase Company securities granted pursuant to the following agreements between the Company and the Stockholders or affiliates of the Stockholders, Section 3 of that certain Investor Rights and Conversion Agreement dated February 1, 2012, as extended by 3(f) of that certain Agreement dated July 23, 2015, and as further extended by Section 4 of the Agreement dated March 16, 2016 (collectively, the “Investor Agreement”), provided, however, the foregoing waiver shall in no manner restrict Stockholders’ pro rata purchases pursuant to the rights offering contemplated by the Proposals, or purchase rights, if any, granted under the Loan Agreement, or pursuant to an Unsolicited Cash Offer (as defined in the Loan Agreement), and provided further, to the extent Lender or its affiliates do not exercise preemptive rights pursuant to Section 4 of that certain Investor Rights Agreement dated March 16, 2016 between the Company and affiliates of Lender in connection with an Unsolicited Cash Offer, the Stockholders may exercise such unexercised preemptive rights for its own account in the Unsolicited Cash Offer, it being acknowledged that the Company may grant similar rights to exercise unexercised preemptive rights of Stockholders to Lender or its affiliate (the “StepStone Rights Grant”).
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

REAL ESTATE INVESTMENT GROUP VII L.P.
a Bermuda limited partnership

By:     Jiwin S.A., its General Partner

By:  /s/ Jose Luis Rinaldini
       Name: Jose Luis Rinaldini
       Title:    Attorney / Authorized Signatory

By:  /s/ Roberto Daniel Sanguinetti
       Name: Roberto Daniel Sanguinetti
       Title:    Authorized Signatory

Address for Notice:

 Real Estate Investment Group VII L.P.
 Clarendon House 2, Church Street,
 Hamilton HM CX, Bermuda:
 c/o IRSA Inversiones y Representaciones
 Sociedad Anónima
 C1091AAQ, Buenos Aires
 Argentina
 Attention: Mr. Eduardo Elsztain
 Facsimile: +54 (11) 4323-7499

REAL ESTATE STRATEGIES L.P.
a Bermuda limited partnership

By:    Jiwin S.A., its General Partner

By:  /s/ Jose Luis Rinaldini
       Name: Jose Luis Rinaldini
       Title:    Attorney / Authorized Signatory

By:  /s/ Roberto Daniel Sanguinetti
       Name: Roberto Daniel Sanguinetti
       Title:    Authorized Signatory

 Address for Notice:

 Real Estate Strategies L.P.
 Clarendon House 2, Church Street,
 Hamilton HM CX, Bermuda:
 c/o IRSA Inversiones y Representaciones
 Sociedad Anónima
 C1091AAQ, Buenos Aires
 Argentina
 Attention: Mr. Eduardo Elsztain
 Facsimile: +54 (11) 4323-7499

EFANUR S.A.
an Uruguay public limited company

By:  /s/ Jose Luis Rinaldini
       Name: Jose Luis Rinaldini
       Title:    Attorney / Authorized Signatory

By:  /s/ Miguel Falcon
       Name: Miguel Falcon
       Title:    Authorized Signatory

 Address for Notice:

 Efanur S.A.
 Attention: Eduardo S. Elsztain
 Colonia 810, Of. 403
 Montevideo, Uruguay

CONDOR HOSPITALITY TRUST, INC, a Maryland corporation

By:  /s/ J. William Blackham
       Name: J. William Blackham
       Title:    President and Chief Executive Officer

Schedule A

Name	Company Common Shares	Company Series E Preferred Shares
Real Estate Investment Group VII L.P.	2,261,987[1]	325,752

Real Estate Strategies L.P.	1,124,818[2]	161,986

Efanur S.A.	2,310,063[3]	0

___________________________________________
1 Includes 2,197,023 Common Shares and 64,964 Common Shares issuable upon conversion of a promissory note held for its benefit.

2 Includes 1,092,513 Common Shares and 32,305 Common Shares issuable upon conversion of a promissory note.

3 Includes (i) 48,076 Common Shares held directly by Efanur S.A., (ii) 2,197,023 Common Shares held indirectly by Real Estate Investment Group VII L.P. (“REIG VII”) and (iii) 64,964 Common Shares issuable upon conversion of a promissory note held for the benefit of REIG VII.